Exhibit 99

Media Contact:	Tom Robinson 816.556.2902
Investor Contact:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY REPORTS STRONG THIRD QUARTER EARNINGS
AND RAISES 2003 EARNINGS GUIDANCE

KANSAS CITY, MO, October 22, 2003 - Great Plains Energy (NYSE: GXP) today announced third quarter 2003 earnings of $83.4 million, or $1.20 per share compared to third quarter 2002 earnings of $68.5 million, or $1.11 per share. Third quarter results were affected positively by $10.8 million, or $0.16 per share as a result of the partial litigation settlements from the 1999 Hawthorn No. 5 incident. Third quarter 2003 ongoing earnings, as detailed on Attachment B, were $72.6 million, or $1.04 per share versus $70.0 million, or $1.13 per share for 2002.

For the nine months ended September 30, 2003, the Company reported earnings of $148.0 million, or $2.14 per share compared to $97.7 million, or $1.58 per share for the same period in 2002. Year to date ongoing earnings, as detailed in Attachment C, were $125.5 million, or $1.82 per share compared to 2002 ongoing earnings of $113.3 million, or $1.83 per share.

The difference in ongoing earnings for both periods when compared to 2002 was driven primarily by an increase in wholesale revenues at Kansas City Power & Light (KCP&L) and continued growth at Strategic Energy. These factors were partially offset by summer weather that, while warmer than normal, was slightly cooler than last year; higher pension expense; the impact of the 2003 Kansas rate reduction; and the timing of reductions in affordable housing investments. The November 2002 equity offering diluted the quarter and year to date 2003 earnings per share by $0.14 per share and $0.24 per share respectively.

Due to strong year to date performance, the Company is raising 2003 ongoing earnings guidance to a range of $2.00 to $2.10 per share compared to previous guidance of $1.90 to $2.00 per share, excluding unusual items as detailed on Attachment G.

Third Quarter Highlights:

*   Michael Chesser was named Chairman and CEO of Great Plains Energy.

*   KCP&L reported a 22% increase in wholesale MWh sales.

*   Strategic Energy contributed earnings of $10.8 million, up 62%.

*   KCP&L received cash of $34.1 million and earnings of $10.8 million as a result of partial litigation settlements concerning the Hawthorn No. 5 incident.

Commenting on results, Chairman Michael Chesser said, "During the quarter, KCP&L reached a record peak in customer demand and continued with strong wholesale sales while Strategic Energy sustained their strong performance with increased MWh delivery." He continued, "Having just joined the Company this month, I feel very fortunate to inherit a strong financial foundation. These subsidiaries are positioning us to grow shareholder value and to provide an attractive dividend."

MORE

The following unusual and discontinued items impacted earnings for the 2003 periods. During the third quarter of 2003, KCP&L received $34.1 million in cash resulting from partial litigation settlements related to the 1999 Hawthorn No. 5 incident. This amount increased third quarter and year to date earnings by $10.8 million, or $0.16 per share. In addition, $16.4 million was recorded as a recovery of capital expenditures. The Company's year to date earnings were positively impacted by $25.9 million, or $0.37 per share from the June confirmation of the restructuring plan of DTI Holdings and its subsidiaries and the sale of substantially all of the assets of Digital Teleport, Inc. Year to date 2003 earnings per share were reduced in the second quarter by $0.13 from the operations and subsequent disposition of R.S. Andrews Enterprises, Inc. and by $0.08 on the first quarter asset impairment at KLT Gas. The year to date 2002 earnings were reduced by unusual and discontinued items of $0.16 per share from the January 2002 ice storm and $0.09 per share by the effects of R.S. Andrews Enterprises, Inc.

Kansas City Power & Light

KCP&L, an integrated regulated electric utility, reported earnings for the third quarter of $78.9 million, or $1.14 per share compared to 2002 earnings of $63.7 million, or $1.03 per share. Ongoing earnings for the third quarter were $68.1 million, or $0.98 per share versus $64.1 million, or $1.03 per share in 2002. Third quarter revenues were $350.1 million compared with $334.6 million in the same quarter last year.

Retail revenues for the third quarter 2003 were $304.7 million, slightly less than last year's quarter due to 7 % cooler summer weather and the effect of the January 2003 Kansas rate reduction. Wholesale revenues increased to $40.8 million primarily due to 22% more MWh's sold and 33% higher average wholesale prices. KCP&L's third quarter 2003 earnings were impacted also by higher pension costs.

KCP&L's year to date earnings were $114.6 million, or $1.66 per share, compared to 2002 year to date earnings of $84.1 million, or $1.36 per share. Year to date ongoing earnings were $103.8 million, or $1.50 per share, compared to $94.2 million, or $1.52 per share in the same period of 2002. The increase is primarily due to a 89% increase in wholesale revenues reflecting a 41% increase in wholesale MWh's sold at 45% higher prices. This gain is partially offset by cooler summer weather than last year, the January 2003 Kansas rate reduction and increased pension expenses.

The November 2002 equity offering diluted quarterly and year to date 2003 earnings on a per share basis by $0.13 and $0.18, respectively.

Strategic Energy

Strategic Energy, a power supply coordination services provider, continued its strong performance with earnings of $10.8 million, $0.16 per share compared to $6.7 million, or $0.11 per share in the same quarter last year. Revenues were up 33% to $310.1 million. Strategic Energy's year to date 2003 earnings were $30.2 million, or $0.44 per share up 39% versus $21.8 million, or $0.35 per share in 2002.

The primary factors for the earnings increase in both periods compared to 2002 were a 34% quarterly and a 42% year to date rise in MWh's delivered, a 6% increase in the Company's ownership in Strategic Energy, and a state tax true-up which reduced third quarter earnings last year. These gains were offset slightly by decreases in the gross margin per MWh delivered by 9% in the third quarter and 13% year to date. The decrease continues to be driven primarily by old, higher margin contract expirations, while margins on new business have been slightly better than anticipated this year.

MORE

The November 2002 equity offering diluted quarterly and year to date 2003 earnings per share by $0.01 and $0.04, respectively.

Great Plains Energy provides in its quarterly earnings releases descriptions of "ongoing earnings" in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Great Plains Energy also provides its earnings guidance in terms of ongoing earnings. Ongoing earnings are a non-GAAP financial measure that differs from GAAP earnings because it excludes the effect of unusual items. Ongoing earnings for historical periods are reconciled to GAAP earnings for the same periods in the tables on Attachments B and C. Great Plains Energy is unable to reconcile its 2003 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. We use ongoing earnings internally to measure performance against budget and in reports for management.

Great Plains Energy Incorporated (NYSE: GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC, an energy management company providing load aggregation and power supply coordination; and KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

Great Plains Energy will broadcast a discussion of these results via the Internet on Thursday, October 23, 2003 at 9:00 AM Eastern / 8:00 AM Central. The presentation can be accessed through www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions including, but not limited to, changes in interest rates and in availability and cost of capital; ability to maintain current credit ratings;; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost and availability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

MORE

Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2003	2002	2003	2002

	(thousands)
Operating Revenues
Electric revenues - KCP&L	$350,056	$334,516	$831,763	$780,654
Electric revenues - Strategic Energy	309,694	232,839	793,470	579,826
Other revenues	1,554	1,431	3,929	3,732

Total	661,304	568,786	1,629,162	1,364,212

Operating Expenses
Fuel	51,407	48,732	125,911	118,089
Purchased power - KCP&L	10,210	15,618	42,151	38,850
Purchased power - Strategic Energy	276,963	205,455	702,909	506,328
Other	76,083	76,693	218,982	210,258
Maintenance	18,152	19,788	64,902	75,233
Depreciation and depletion	35,782	37,127	106,872	110,577
General taxes	28,376	29,202	76,521	74,545
(Gain) Loss on property	(1,617)	323	(13,167)	338

Total	495,356	432,938	1,325,081	1,134,218

Operating income	165,948	135,848	304,081	229,994
Loss from equity investments	(1,125)	(248)	(1,711)	(880)
Minority interest in subsidiaries	(2,492)	(2,890)	(6,967)	(8,245)
Non-operating income	2,017	1,359	5,598	4,851
Non-operating expenses	(11,858)	(4,374)	(18,798)	(16,774)
Interest charges	18,844	22,445	57,735	65,972

Income from continuing operations before
income taxes and cumulative effect of a
change in accounting principle	133,646	107,250	224,468	142,974
Income taxes	49,887	37,334	66,578	38,561

Income from continuing operations
before cumulative effect of a change
in accounting principle	83,759	69,916	157,890	104,413
Loss from discontinued operations, net
of income taxes	-	(1,078)	(8,690)	(2,505)
Cumulative effect to January 1, 2002, of
a change in accounting principle	-	-	-	(3,000)

Net income	83,759	68,838	149,200	98,908
Preferred stock dividend requirements	411	411	1,234	1,234

Earnings available for common stock	$83,348	$68,427	$147,966	$97,674

Average number of common shares outstanding	69,189	61,909	69,189	61,901
Basic and diluted earnings per common share
Continuing operations	$1.20	$1.13	$2.27	$1.67
Discontinued operations	-	(0.02)	(0.13)	(0.04)
Cumulative effect	-	-	-	(0.05)

Basic and diluted earnings per common share	$1.20	$1.11	$2.14	$1.58

Cash dividends per common share	$0.415	$0.415	$1.245	$1.245

MORE

Attachment B

Great Plains Energy
Consolidated Earnings and Earnings Per Share
ThreeMonths Ended September 30

			Earnings per Great
	Earnings		Plains Energy Share

	2003	2002	2003	2002

	(millions)

KCP&L	$78.9	$63.7	$1.14	$1.03
Strategic Energy	10.8	6.7	0.16	0.11
KLT Gas	(0.8)	0.3	(0.01)	-
KLT Investments	(2.1)	3.2	(0.03)	0.05
Other	(3.4)	(4.3)	(0.06)	(0.06)

Earnings from continuing operations	83.4	69.6	1.20	1.13
R. S. Andrews discontinued operations,
net of income taxes	-	(1.1)	-	(0.02)

Total	$83.4	$68.5	$1.20	$1.11

Reconciliation of GAAP to Non-GAAP
Earnings	$83.4	$68.5	$1.20	$1.11
Reconciling items
KCP&L -- Hawthorn No. 5 Litigation Settlements	(10.8)	-	(0.16)	-
KCP&L -- January 2002 ice storm	-	0.4	-	-
Other -- R. S. Andrews discontinued operations	-	1.1	-	0.02

Ongoing earnings	$72.6	$70.0	$1.04	$1.13

MORE

Attachment C

Great Plains Energy
Consolidated Earnings and Earnings Per Share
Year to Date September 30

			Earnings per Great
	Earnings		Plains Energy Share

	2003	2002	2003	2002

	(millions)
KCP&L	$114.6	$84.1	$1.66	$1.36
Strategic Energy	30.2	21.8	0.44	0.35
KLT Gas	(7.9)	(0.1)	(0.11)	-
KLT Investments	4.1	6.4	0.06	0.10
Other	15.7	(9.0)	0.22	(0.14)

Earnings from continuing operations
before cumulative effect	156.7	103.2	2.27	1.67
R. S. Andrews discontinued operations,
net of income taxes	(8.7)	(2.5)	(0.13)	(0.04)
Cumulative effect to January 1, 2002
of a change in accounting principle	-	(3.0)	-	(0.05)

Total	$148.0	$97.7	$2.14	$1.58

Reconciliation of GAAP to Non-GAAP
Earnings	$148.0	$97.7	$2.14	$1.58
Reconciling items
KCP&L -- Hawthorn No. 5 Litigation Settlements	(10.8)	-	(0.16)	-
KCP&L -- January 2002 ice storm	-	10.1	-	0.16
KLT Gas -- Impairment charge	5.5	-	0.08	-
Other -- DTI	(25.9)	-	(0.37)	-
Other -- R. S. Andrews discontinued operations	8.7	2.5	0.13	0.04
R. S. Andrews cumulative effect	-	3.0	-	0.05

Ongoing earnings	$125.5	$113.3	$1.82	$1.83

MORE

Attachment D

GREAT PLAINS ENERGY INCORPORATED
Summary Income Statement by Segment

	Consolidated		Strategic	KLT
Three Months Ended September 30, 2003	GPE	KCP&L	Energy	Gas	Other

	(millions)
Operating revenues	$661.3	$350.1	$310.1	$0.5	$0.6
Fuel	(51.4)	(51.4)
Purchased power	(287.2)	(10.3)	(276.9)

Revenues, net of
fuel and purchased power	322.7	288.4	33.2	0.5	0.6
Other operating expense	(122.5)	(106.3)	(11.1)	(1.1)	(4.0)
Depreciation and depletion	(35.8)	(34.7)	(0.5)	(0.3)	(0.3)
Gain on property	1.6	1.6

Operating income (loss)	166.0	149.0	21.6	(0.9)	(3.7)
Loss from equity investments	(1.1)				(1.1)
Non-operating income (expenses)	(12.4)	(1.0)	(2.3)		(9.1)
Interest charges	(18.8)	(17.3)		(0.4)	(1.1)
Income taxes	(49.9)	(51.8)	(8.5)	0.5	9.9

Net income (loss)	$83.8	$78.9	$10.8	$(0.8)	$(5.1)

Earnings (loss) per GPE common share	$1.20	$1.14	$0.16	$(0.01)	$(0.09)

	Consolidated		Strategic	KLT
Year to Date September 30, 2003	GPE	KCP&L	Energy	Gas	Other

	(millions)
Operating revenues	$1,629.2	$831.8	$794.5	$1.2	$1.7
Fuel	(125.9)	(125.9)
Purchased power	(745.1)	(42.2)	(702.9)

Revenues, net of
fuel and purchased power	758.2	663.7	91.6	1.2	1.7
Other operating expense	(360.4)	(314.3)	(30.0)	(4.0)	(12.1)
Depreciation and depletion	(106.9)	(104.0)	(1.2)	(0.7)	(1.0)
Gain (loss) on property	13.2	1.4		(9.0)	20.8

Operating income (loss)	304.1	246.8	60.4	(12.5)	9.4
Loss from equity investments	(1.7)				(1.7)
Non-operating income (expenses)	(20.2)	(3.3)	(6.2)	0.7	(11.4)
Interest charges	(57.7)	(52.7)	(0.3)	(1.0)	(3.7)
Income taxes	(66.6)	(76.2)	(23.7)	4.9	28.4
R. S. Andrews discontinued operations	(8.7)				(8.7)

Net income (loss)	$149.2	$114.6	$30.2	$(7.9)	$12.3

Earnings (loss) per GPE common share	$2.14	$1.66	$0.44	$(0.11)	$0.15

MORE

Attachment E

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2003	2002

	(thousands)

ASSETS
Current Assets
Cash and cash equivalents	$150,472	$65,294
Restricted cash	16,201	-
Receivables	300,406	197,845
Fuel inventories, at average cost	22,915	21,311
Materials and supplies, at average cost	56,746	50,800
Deferred income taxes	6,021	3,233
Assets of discontinued operations	-	38,298
Other	19,295	16,619

Total	572,056	393,400

Nonutility Property and Investments
Affordable housing limited partnerships	53,520	68,644
Gas property and investments	50,684	45,419
Nuclear decommissioning trust fund	69,646	63,283
Other	39,972	55,520

Total	213,822	232,866

Utility Plant, at Original Cost
Electric	4,523,869	4,428,433
Less-accumulated depreciation	2,036,672	1,885,389

Net utility plant in service	2,487,197	2,543,044
Construction work in progress	45,945	39,519
Nuclear fuel, net of amortization of $128,977 and $121,951	29,993	21,506

Total	2,563,135	2,604,069

Deferred Charges
Regulatory assets	144,497	128,901
Prepaid pension costs	82,648	85,945
Goodwill	26,105	26,106
Other deferred charges	35,810	35,452

Total	289,060	276,404

Total	$3,638,073	$3,506,739

MORE

Attachment F

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	September 30	December 31
	2003	2002

	(thousands)

LIABILITIES AND CAPITALIZATION
Current Liabilities
Notes payable	$115,000	$21,079
Current maturities of long-term debt	59,254	133,181
EIRR bonds classified as current	81,000	81,000
Accounts payable	183,671	172,319
Accrued taxes	101,377	29,238
Accrued interest	12,150	16,121
Accrued payroll and vacations	26,770	27,053
Accrued refueling outage costs	15,439	8,292
Supplier collateral	16,201	-
Liabilities of discontinued operations	-	34,232
Other	28,707	29,071

Total	639,569	551,586

Deferred Credits and Other Liabilities
Deferred income taxes	598,100	602,907
Deferred investment tax credits	38,570	41,565
Asset retirement obligation	105,522	-
Accrued nuclear decommissioning costs	-	64,584
Pension liability	77,330	73,251
Other	80,802	76,169

Total	900,324	858,476

Capitalization	2,098,180	2,096,677

Commitments and Contingencies

Total	$3,638,073	$3,506,739

MORE

Attachment G

2003 Ongoing Earnings Guidance

	2003 EPS Range

KCP&L	$1.57	$1.63
Strategic Energy	0.55	0.57
KLT Gas	(0.05)	(0.05)
KLT Investments	0.11	0.12
Other	(0.18)	(0.17)

Ongoing Earnings Guidance*	$2.00	$2.10

* 2003 ongoing earnings guidance excludes the effect of the following unusual items: a third quarter income of $0.16 per share from partial litigation settlements cases related to the Hawthorn No. 5 boiler explosion in 1999, a second quarter gain of $0.37 per share for the effects of the June confirmation of the restructuring plan of DTI Holdings, Inc. and its subsidiaries, and the sale of substantially all of the assets of Digital Teleport Inc.; a year to date loss of $0.13 per share for the operations and subsequent disposition of R.S. Andrews Enterprises, Inc.; and a first quarter loss of $0.08 per share for an asset impairment at KLT Gas.

Great Plains Energy provides its earnings guidance in terms of ongoing earnings. Ongoing earnings is a non-GAAP (generally accepted accounting principles) financial measure that differs from GAAP earnings because it excludes the effect of unusual items. Great Plains Energy is unable to reconcile its 2003 ongoing earnings guidance to GAAP earnings per share because we do not predict the future impact of unusual items.

We believe ongoing earnings provide to investors a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items, which may occur on an irregular basis. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as an unusual item. The impact of unusual items could be material to our operating results computed in accordance with GAAP. We use ongoing earnings internally to measure performance against budget and in reports for management.

###